Exhibit 10.17

KANSAS CITY SOUTHERN
EXECUTIVE PLAN
(AS AMENDED AND RESTATED JANUARY 1, 2005)

      THIS AMENDED AND RESTATED EXECUTIVE PLAN (the “Plan”) is executed this 3rd day of February, 2005, by Kansas City Southern, a corporation organized under the laws of the State of Delaware (“KCS”).

      WITNESSETH:

      WHEREAS, KCS established on January 18, 1985, the “Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan” for the purpose of providing additional benefits to certain executives; and

      WHEREAS, KCS has restated said plan most recently in the form of the “Kansas City Southern Industries, Inc. Executive Plan (Restated November 17, 1998)”; and

      WHEREAS, KCS reserved the power to amend said plan and wishes to exercise that power to amend certain provisions and otherwise restate the plan as hereinafter provided.

      NOW, THEREFORE, KCS hereby adopts and restates said plan as the “Kansas City Southern Executive Plan (As Amended and Restated January 1, 2005)” as set forth herein (the “Plan”).

Article 1. Definitions

      1.1 “Annual Benefit” shall mean the amount of a Participant’s annual benefit under this Plan with respect to a calendar year, which, subject to the other provisions of this Plan, shall be a dollar amount equal to 10% of the excess of (a) the Participant’s Compensation, over (b) the maximum dollar amount of annual compensation that can be taken into account for purposes of determining a participant’s benefit under a qualified retirement plan as set forth under Section 401(a)(17) of the Code. If the amount determined under (b) of this Section 1.1 exceeds the

Participant’s Compensation with respect to any calendar year, then the Participant shall not receive an Annual Benefit under this Plan with respect to such calendar year.

      1.2 “Benefit Election” shall have the meaning set forth in Section 3.4.

      1.3 “Code” shall mean the Internal Revenue Code of 1986 as from time to time amended.

      1.4 “Compensation” shall mean the amount to be used for purposes of determining the Participant’s benefit under this Plan (which shall be a percentage in excess of 100% of the Participant’s annual base salary) as set forth in the Participant’s employment agreement with the Company.

      1.5 “Company” shall mean the employer of a Participant in the Plan, and shall include KCS and each subsidiary company of KCS that is at least eighty percent (80%) owned by KCS, and that has been admitted to participate in the Plan upon approval of the Compensation and Organization Committee.

      1.6 “Compensation and Organization Committee” shall mean the Compensation and Organization Committee of the Board of Directors of KCS.

      1.7 “Grant Date” shall have the meaning set forth in Section 3.2(a).

      1.8 “KCS” shall mean Kansas City Southern, or any successor entity.

      1.9 “Participant” shall mean an employee of a Company who is eligible to participate in the Plan under Article 2.

      1.10 “Plan” shall mean the “Kansas City Southern Executive Plan (As Amended and Restated Effective January 1, 2005),” as set forth herein and as the same may be amended from time to time.

      1.11 “Restricted Shares” shall mean shares of common stock of KCS that the Participant may forfeit if the Participant terminates employment with the Company prior to the end of five consecutive 12-month periods beginning on the Grant Date. If Restricted Shares constitute the form of payment of a Participant’s Annual Benefit hereunder, then such Restricted Shares will be granted to the Participant under the provisions of the Kansas City Southern 1991 Amended and Restated Stock Option and Performance Award Plan as amended from time to time.

Article 2. Eligibility

      Eligibility to participate in this Plan shall be limited to any executive of a Company who has an employment agreement with the Company and who is designated by the President of the Company and by the Compensation and Organization Committee as a Participant in this Plan.

Article 3. Benefits

      3.1 Payment of Annual Benefit. Each Participant’s Annual Benefit, if any, shall be paid in the form of Restricted Shares unless the Participant has made a timely election, in accordance with the provisions of Section 3.4, to receive any such Annual Benefit in cash.

      3.2 Time of Payment.

     (a) Restricted Shares. If a Participant’s Annual Benefit for a calendar year is to be paid in the form of Restricted Shares, the grant date of such Restricted Shares shall be a date in the calendar year immediately following the calendar year with respect to which such Annual benefit is paid as selected by the Compensation and Organization Committee (“Grant Date”); provided, however, the Grant Date shall not be later than the date of the annual meeting of the stockholders of KCS held in the calendar year immediately following the calendar year with respect to which such Annual Benefit is paid.

     (b) Cash. If a Participant’s Annual Benefit with respect to a calendar year is to be paid in cash, then a cash payment in an amount equal to such Annual Benefit shall be paid to the Participant on, or as soon as practical following, the date determined by the

Compensation and Organization Committee that would have been the applicable Grant Date under Section 3.2(a) had such Annual Benefit been paid in the form of Restricted Shares; provided, however, that if the Participant separates from service with the Company prior to the cash payment of the Participant’s Annual Benefit and if at the time of the Participant’s separation from service the Participant is a key employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent required under Section 409A(a)(2)(B)(i) of the Code the cash payment of the Participant’s Annual Benefit shall not be made earlier than the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death.)

      3.3 Restricted Shares. If Restricted Shares are granted in payment of a Participant’s Annual Benefit, then the number of Restricted Shares granted shall be such number so that the total value of the Restricted Shares granted as determined on the Grant Date is equal to 125% (or such greater percentage as the Compensation and Organization Committee may determine, which percentage may vary from year to year) of the Participant’s Annual Benefit. The value of the Restricted Shares for this purpose shall be determined on the Grant Date by the Compensation and Organization Committee according to the valuation formula it receives from its outside compensation consultants. If the number of Restricted Shares determined under the preceding sentence would include a fractional share, then such fractional share shall be rounded up to the nearest whole share.

      3.4 Election of Form of Benefits. Any Participant may elect to receive his entire Annual Benefit for any calendar year in cash, in accordance with the provisions of Section 3.2(b), by filing a written election (“Benefit Election”) no later than the last day of the calendar year preceding the calendar year with respect to which such benefit is paid, or by such earlier date as specified by the Compensation and Organization Committee. Any such election shall be in such form and manner, and in accordance with such procedures, as shall be prescribed by the Compensation and Organization Committee. A Benefit Election may relate to a single calendar year’s Annual Benefit, or, if so permitted by the Compensation and Organization Committee, may specify that it is to remain in effect for all future years’ Annual Benefits until rescinded or revoked by the filing of a new Benefit Election at the time and in the manner specified above. The Annual Benefit of a Participant for any calendar year with respect to which no Benefit

Election has been timely filed or is in effect shall be paid in the form of Restricted Shares. Notwithstanding the preceding provisions of this Section 3.4, a Participant’s Benefit Election for the 2005 calendar year may be made at any time prior to March 15, 2005.

      3.5 Active Employee Requirement for Grant of Restricted Shares. Notwithstanding any other provisions of this Plan or any Benefit Election made by a Participant, no Restricted Shares shall be granted to a Participant unless such Participant is an active employee of a Company on the Grant Date of the Restricted Shares. Any amounts due under this Plan to any person who is not an active employee of a Company on such Grant Date shall be paid in cash in accordance with the provisions of Section 3.2(b).

      3.6 Discretion of Compensation and Organization Committee to Cancel Annual Benefit. Notwithstanding any other provisions of this Plan, the Compensation and Organization Committee may, in its sole discretion, prior to the payment of a Participant’s Annual Benefit with respect to a calendar year, cancel the Participant’s Annual Benefit for such calendar year so that the Participant will receive no Annual Benefit under this Plan for such calendar year.

Article 4. Additional Provisions

      4.1 No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between any Company and a Participant or any other person.

      4.2 Source of Payments. Each Participant, and any other person or persons having or claiming a right to benefits hereunder or to any interest in the Plan through such Participant, shall rely solely on the unsecured promise of the Company as set forth herein and nothing in the Plan shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by any Company or in which any Company has any right, title or interest now or in the future, but such Participant shall have the right to enforce his claim against the Company employing such Participant in the same manner as any unsecured creditor.

      4.3 No Assignment. The right of a Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered in any way.

      4.4 Death. If a Participant entitled to an Annual Benefit under this Plan should die prior to the payment of such benefit under Section 3.2, then the Annual Benefit otherwise payable to the Participant shall be paid under Section 3.2(b) to the beneficiary designated by the Participant under this Plan, if any, but if the Participant has not designated any beneficiary under this Plan then to the beneficiary designated by the Participant, if any, under the stock option and performance award plan maintained by KCS, but if the Participant has not designated any beneficiary under such stock option and performance award plan then to the Participant’s estate or to such person or persons entitled to receive the Participant’s estate as determined by the Compensation and Organization Committee. Any such payment shall constitute a complete discharge of the liability of the Company with respect to such payment due under this Plan.

      4.5 Incapacity. If the Compensation and Organization Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister of such person, or to any person deemed by the Compensation and Organization Committee to have incurred expense for such person otherwise entitled to payment. Any such payment shall constitute a complete discharge of the liability of the Company with respect to such payment due under this Plan.

      4.6. Compensation and Organization Committee Powers and Liabilities. The Compensation and Organization Committee in its absolute discretion shall have the full power and authority to interpret, construe and administer this Plan and the Compensation and Organization Committee’s interpretations and construction thereof, and action thereunder, including the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Compensation and Organization Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

      4.7 Benefits Not Treated as Compensation. Any benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any profit sharing plan, pension plan or any other arrangement of any Company for the benefit of its employees.

      4.8 Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Missouri, excluding its choice of laws.

      4.9 Merger. Each Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

      4.10 Amendment. This Plan may be amended at any time and from time to time by the Compensation and Organization Committee.

      4.11 Binding Effect. This Plan shall be binding upon and inure to the benefit of each Company, its respective successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

      IN WITNESS WHEREOF, this amended and restated Plan has been duly executed as of the day and year first above stated.

KANSAS CITY SOUTHERN
By:	/s/ Michael R. Haverty
Michael R. Haverty, Chairman, President and CEO